                               AGREEMENT AND PLAN
                                    OF MERGER
                                   DATED AS OF
                                January 15, 1997
                                      AMONG
                       COLUMBIA/HCA HEALTHCARE CORPORATION
                           CVH ACQUISITION CORPORATION
                                       AND
                               VALUE HEALTH, INC.

                                TABLE OF CONTENTS


ARTICLE I  THE MERGER.......................................................1
         Section 1.1             The Merger.................................1
         Section 1.2             Effective Date of the Merger...............1


ARTICLE II  THE SURVIVING CORPORATION.......................................2
         Section 2.1             Certificate of Incorporation...............2
         Section 2.2             By-Laws....................................2
         Section 2.3             Board of Directors; Officers...............2
         Section 2.4             Effects of Merger..........................2


ARTICLE III  CONVERSION OF SHARES...........................................2
         Section 3.1             Exchange Ratio.............................2
         Section 3.2             Parent to Make Certificates Available......3
         Section 3.3             Dividends; Stock Transfer Taxes............3
         Section 3.4             No Fractional Shares.......................4
         Section 3.5             Stock Options..............................5
         Section 3.6             Stockholders' Meetings.....................5
         Section 3.7             Closing of the Company's Transfer Books....6
         Section 3.8             Assistance in Consummation of the Merger...6
         Section 3.9             Closing....................................6
         Section 3.10            Transfer Taxes.............................6


ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT........................7
         Section 4.1             Organization and Qualification.............7
         Section 4.2             Capitalization.............................7
         Section 4.3             Authority Relative to this Agreement.......8
         Section 4.4             Reports and Financial Statements...........9
         Section 4.5             Absence of Certain Changes or Events.......9
         Section 4.6             Litigation................................10
         Section 4.7             Parent Action.............................10
         Section 4.8             Financial Advisor.........................10
         Section 4.9             Compliance with Applicable Laws...........11
         Section 4.10            Liabilities...............................11
         Section 4.11            Certain Agreements........................11
         Section 4.12            Parent Ownership of Stock.................12
         Section 4.13            No Material Adverse Effect................12
         Section 4.14            Accounting Matters........................12


ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................13
         Section 5.1             Organization and Qualification............13
         Section 5.2             Capitalization............................13
         Section 5.3             Subsidiaries..............................14
         Section 5.4             Authority Relative to this Agreement......15
         Section 5.5             Reports and Financial Statements..........16
         Section 5.6             Absence of Certain Changes or Events......17
         Section 5.7             Litigation................................17
         Section 5.8             Employee Benefit Plans....................18

         Section 5.9             Labor Matters.............................19
         Section 5.10            Company Action............................19
         Section 5.11            Financial Advisor.........................20
         Section 5.12            Compliance with Applicable Laws...........20
         Section 5.13            Liabilities...............................21
         Section 5.14            Taxes.....................................21
         Section 5.15            Certain Agreements........................22
         Section 5.16            Patents, Trademarks, Etc..................22
         Section 5.17            No Material Adverse Effect................22
         Section 5.18            Accounting Matters........................22
         Section 5.19            Representations Under Purchase Agreements.23
         Section 5.20            Absence Of Certain Business Practices.....23
         Section 5.21            Payments Under CCN Agreement..............23
         Section 5.22            Billing Practices.........................23


ARTICLE VI  REPRESENTATIONS AND WARRANTIES REGARDING SUB...................24
         Section 6.1             Organization..............................24
         Section 6.2             Capitalization............................24
         Section 6.3             Authority Relative to this Agreement......24


ARTICLE VII  CONDUCT OF BUSINESS PENDING THE MERGER........................24
         Section 7.1             Conduct of Business by the Company
                                 Pending the Merger........................24
         Section 7.2             Conduct of Business by Parent Pending the
                                 Merger....................................26
         Section 7.3             Conduct of Business of Sub................27


ARTICLE VIII  ADDITIONAL AGREEMENTS........................................27
         Section 8.1             Access and Information....................27
         Section 8.2             Registration Statement/Proxy Statement....27
         Section 8.3             Compliance with the Securities Act........28
         Section 8.4             Stock Exchange Listing....................29
         Section 8.5             Employee Matters..........................29
         Section 8.6             Indemnification...........................29
         Section 8.7             HSR Act...................................30
         Section 8.8             Additional Agreements.....................31
         Section 8.9             Alternative Proposals.....................31
         Section 8.10            Advice of Changes; SEC Filings............32
         Section 8.11            Restructuring of Merger...................32
         Section 8.12            Letter of the Company's Accountants.......33
         Section 8.13            Letter of Parent and Sub's Accountants....33
         Section 8.14            Other Matters.............................33


ARTICLE IX  CONDITIONS PRECEDENT...........................................33
         Section 9.1             Conditions to Each Party's Obligation
                                 to Effect the Merger......................33
         Section 9.2             Conditions to Obligation of the Company to
                                 Effect the Merger.........................34


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         Section 9.3             Conditions to Obligations of Parent and
                                 Sub to Effect the Merger..................35


ARTICLE X  TERMINATION, AMENDMENT AND WAIVER...............................36
         Section 10.1            Termination by Mutual Consent.............36
         Section 10.2            Termination by Either Parent or
                                 the Company...............................36
         Section 10.3            Termination by the Company................37
         Section 10.4            Termination by Parent.....................37
         Section 10.5            Effect of Termination and Abandonment.....37
         Section 10.6            Extension; Waiver.........................38


ARTICLE XI  GENERAL PROVISIONS.............................................39
         Section 11.1            Non-Survival of Representations,
                                 Warranties and Agreements.................39
         Section 11.2            Notices...................................39
         Section 11.3            Fees and Expenses.........................40
         Section 11.4            Publicity.................................40
         Section 11.5            Specific Performance......................40
         Section 11.6            Assignment; Binding Effect................40
         Section 11.7            Entire Agreement..........................41
         Section 11.8            Amendment.................................41
         Section 11.9            Governing Law.............................41
         Section 11.10           Counterparts..............................41
         Section 11.11           Headings and Table of Contents............41
         Section 11.12           Interpretation............................41
         Section 11.13           Waivers...................................42
         Section 11.14           Incorporation of Exhibits.................42
         Section 11.15           Severability..............................42
         Section 11.16           Subsidiaries..............................42

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 15, 1997, by and among Columbia/HCA Healthcare Corporation, a Delaware corporation ("Parent"), CVH Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Value Health, Inc., a Delaware corporation (the "Company"):

                              W I T N E S S E T H:

                  WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company (the "Merger");

                  WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth herein;

                  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

                  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

                  Section 1.2 Effective Date of the Merger. The Merger shall become effective at the date and time (the "Effective Date") when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable following fulfillment of the conditions set forth in Article IX hereof, or at such time thereafter as is provided in such Certificate of Merger.


                                  ARTICLE II

                          THE SURVIVING CORPORATION

                  Section 2.1  Certificate of Incorporation.  Subject to
Section 8.6(a), the Certificate of Incorporation of the Sub shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

                  Section 2.2 By-Laws. The By-laws of the Sub as in effect on the Effective Date shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

                  Section 2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                  Section 2.4 Effects of Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").


                                  ARTICLE III

                              CONVERSION OF SHARES

                  Section 3.1 Exchange Ratio. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock, no par value, of the Company ("Company Common Stock"):

                  (a) All shares of Company Common Stock which are held by the Company or any subsidiary of the Company, and any shares of Company Common Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

                  (b) Subject to Section 3.4, each remaining outstanding share of Company Common Stock shall be converted into 0.58 (the "Exchange Ratio") fully paid and nonassessable shares of the common stock, $.01 par value, of Parent ("Parent Common Stock"). Each share of Parent Common Stock issued to holders of Company Common Stock in the Merger shall be issued together with one associated preferred stock purchase right (a "Parent Right") in accordance with the Amended and Restated Rights Agreement dated as of February 10, 1994, between Parent and Mid-America Bank of Louisville & Trust Company. References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Rights.

                  (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, Parent Common Stock or Company Common Stock after the date hereof, the Exchange Ratio shall be adjusted accordingly.

                  (d) Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                  Section 3.2  Parent to Make Certificates Available.

                  (a) Prior to the Effective Date, Parent shall select an Exchange Agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company, to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing such stock for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4 (the "Share Consideration"). Parent Common Stock into which Company Common Stock shall be converted in the Merger shall be deemed to have been issued on the Effective Date.

                  (b) Any holder of shares of Company Common Stock who has not exchanged his Certificates for Parent Common Stock in accordance with subsection
(a) within twelve months after the Effective Date shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent and the Surviving Corporation for payment in respect of his shares of Company Common Stock. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration.

                  Section 3.3  Dividends; Stock Transfer Taxes.

                  No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Common Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Certificate or Certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate or Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in Section 3.3, deliverable in respect thereof pursuant to this Agreement.

                  Section 3.4 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to Section 3.1(b). Notwithstanding any other provision of this Agreement, each holder of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the per-share value of the Parent Common Stock based on the average sale price thereof for the 10 business days next preceding the Effective Date, using for each such business day the composite closing sale price on the New York Stock Exchange (the "NYSE"), as reported in each case in the following day's edition of The Wall Street Journal.

                  Section 3.5 Stock Options. (a) Each of the Company's stock option plans, each of which is set forth in Section 3.5(a) of the Company Disclosure Schedule (as defined in Section 5.1) (the "Option Plans"), and each option to acquire shares of Common Stock outstanding immediately prior to the Effective Date thereunder, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by the Parent at the Effective Date, and each such Option shall become an option to purchase a number of Parent Shares (a "Substitute Option") equal to the number of shares of Common Stock subject to such Option multiplied by the Exchange Ratio (rounded to the nearest whole share, with 0.5 shares being rounded up). The per share exercise price for each Substitute Option shall be the current exercise price per share of Common Stock divided by the Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original Option to which it relates (including, without limitation, all provisions relating to acceleration of vesting). Prior to the Effective Date, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and Option Plans to ensure that each outstanding Option shall, from and after the Effective Date, represent only the right to purchase, upon exercise, shares of Parent Common Stock. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no Option shall be accelerated by reason of the Merger unless the agreement or arrangement under which it was granted or by which it is otherwise governed specifically provides for such acceleration.

                  (b) As soon as practicable after the Effective Date, Parent shall cause to be included under a registration statement on Form S-8 of Parent all Parent Shares which are subject to Substitute Options, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

                  Section 3.6 Stockholders' Meetings. The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. Subject to the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of and approve the Merger and the adoption of the Agreement at the Company Meeting. At the Company Meeting, all of the shares of Company Common Stock then owned by Parent, Sub, or any other subsidiary of Parent, or with respect to which Parent, Sub, or any other subsidiary of Parent holds the power to direct the voting, will be voted in favor of approval of the Merger and adoption of this Agreement.

                  Section 3.7 Closing of the Company's Transfer Books. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in Sections 3.1(b) and 3.4.

                  Section 3.8 Assistance in Consummation of the Merger. Each of Parent, Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Sub to perform all of its obligations in connection with this Agreement.

                  Section 3.9 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York 10022, at 9:00 A.M. local time on the day which is at least one business day after the day on which the last of the conditions set forth in
Article IX (other than those that can only be fulfilled on the Effective Date) is fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing.

                   3.10 Transfer Taxes. Parent and Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes (including, without limitation, any New York State Real Estate Transfer Tax) and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the fourth sentence of Section 3.3 (collectively, "Transfer Taxes"). From and after the Effective Date, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Common Stock, all Transfer Taxes.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent represents and warrants to the Company as follows:

                  Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of Parent have been delivered to the Company as part of a disclosure schedule delivered by Parent to the Company in connection with this Agreement (the "Parent Disclosure Schedule").

                  Section 4.2 Capitalization. The authorized capital stock of Parent consists of 800,000,000 shares of Parent Common Stock, 25,000,000 shares of non-voting common stock, $.01 par value, and 25,000,000 shares of preferred stock, $.01 par value. As of December 31, 1996, 650,498,476 shares of Parent Common Stock and 21,000,000 shares of non-voting common stock were validly issued and outstanding, fully paid, and nonassessable, and no shares of preferred stock were issued and outstanding and there have been no material changes in such numbers through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Parent's shareholders may vote issued or outstanding. All of the shares of Parent Common Stock issuable in accordance with this Agreement in exchange for Company Common Stock at the Effective Date in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Parent created by Parent.

                  Section 4.3 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. The Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize the Agreement and the transactions contemplated hereby. Except as disclosed in Section 4.3 of the Parent Disclosure Schedule, Parent is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations cancellations, modifications, accelerations or losses which, either singly or in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and thereby and (B) the laws and regulations referred to in the next sentence. Except as disclosed in Section
4.3 of the Parent Disclosure Schedule, or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Parent Material

Adverse Effect or prevent the consummation of the transactions contemplated hereby or thereby.

                  Section 4.4 Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies of its (i) Annual Report on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, as filed with the Commission,
(iii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans (clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects, in accordance with the books of account and records of the Parent and its subsidiaries.

                  Section 4.5 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports or as disclosed in Section 4.6 of the Parent Disclosure Schedule, since September

30, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a Parent Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect;
(iii) any entry into any commitment or transaction material to Parent and its subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (v) any material change in its accounting principles, practices or methods; (vi) any split, combination or reclassification of any of Parent's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Parent's capital stock; or (vii) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

                  Section 4.6 Litigation. Except as disclosed in Parent's Annual Report on Form 10-K for the year ended December 31, 1995, or the Parent's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 or as disclosed in Section 4.6 of the Parent Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries having or which, alone or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or any of its subsidiaries having, or which would reasonably be expected to have, either alone or in the aggregate, any such Parent Material Adverse Effect.

                  Section 4.7 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present determined that the Agreement is advisable and in the best interests of Parent and its stockholders.

                  Section 4.8 Financial Advisor. Parent represents and warrants that, except for Furman Selz LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

                  Section 4.9 Compliance with Applicable Laws. Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all courts, administrative agencies or commissions or other governmental authorities or instrumentalities, domestic or foreign (each, a "Governmental Entity"), including, without limitation, applicable state insurance and health commissions, except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Parent Material Adverse Effect (the "Parent Permits"). The Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except for such failures to comply, which singly or in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, applicable state insurance and health commissions, except for possible violations which individually or in the aggregate has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. To the knowledge of Parent, no investigation or review by any Governmental Entity, including, without limitation, applicable state insurance and health commissions, with respect to Parent or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than those the outcome of which have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

                  Section 4.10 Liabilities. As of the date hereof, except as disclosed in Section 4.10 of the Parent Disclosure Schedule, since the date of the latest balance sheet of Parent contained in the Parent SEC Reports neither Parent nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) of the type that is required to be disclosed in the Parent SEC Reports (including the financial statements contained therein), other than liabilities incurred in the ordinary course of business and liabilities which are disclosed or provided for in the most recent Parent SEC Reports. To the best knowledge of Parent, as of September 30, 1996, there was no basis for any claim or liability of any nature against Parent or its Subsidiaries, whether absolute, accrued, contingent or otherwise, which has had, or would reasonably be expected to have, a Parent Material Adverse Effect, other than as reflected in the Parent SEC Reports or disclosed in Section 4.10 of the Parent Disclosure Schedule.

                  Section 4.11 Certain Agreements. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as disclosed in
Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any oral or written contract, agreement or commitment that is having or is reasonably likely to have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in default (with or without notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Parent Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, would have a Parent Material Adverse Effect.

                  Section 4.12 Parent Ownership of Stock. As of the date hereof Parent does not beneficially own any shares of Company Common Stock.

                  Section 4.13 No Material Adverse Effect. Except as disclosed in the Parent SEC Reports, Parent is not aware of any fact which, alone or together with another fact, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

                  Section 4.14 Accounting Matters. Neither Parent nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent the Company from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Commission. To the actual knowledge of the executive officers of Parent, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Parent has received a letter from Ernst & Young LLP, a copy of which is attached to
Section 4.14 of the Parent Disclosure Schedule, with respect to the eligibility of Parent for "pooling of interests" accounting treatment.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Sub as follows:

                  Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company and each of its Significant Subsidiaries (as defined in Section 5.3) are attached to Section 5.1 of the disclosure schedule delivered by the Company to Parent prior to execution and delivery of this Agreement (the "Company Disclosure Schedule"). The Certificate of Incorporation and By-laws of the Company are in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

                  Section 5.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, no par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of January 9, 1997, 54,412,726 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of preferred stock were outstanding and (except for issuances upon the exercise of outstanding options) there have been no changes in such numbers of shares through the date hereof. As of the date hereof, there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company's shareholders may vote issued or outstanding. As of January 9, 1997, except for
(i) options to acquire 5,116,559 shares of Company Common Stock, (ii) shares of Company Common Stock issuable pursuant to the Company's Employee Stock Purchase Plan, (iii) preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of February 24, 1994, between the Company and Bank of Boston, N.A., as rights agent, as amended (the "Rights Agreement"), and (iv) as set forth in Section 5.2 of the Company Disclosure

Schedule, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, and there have been no changes in such numbers through the date hereof. After the Effective Date, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).

                  Section 5.3 Subsidiaries. The only Subsidiaries (as defined in Section 11.16) of the Company are disclosed in Section 5.3 of the Company Disclosure Schedule; provided that there may be excluded from such Schedule any Subsidiaries that are currently not actively engaged in any business and which do not, individually and in the aggregate, have material liabilities or obligations. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act) ("Significant Subsidiary") of the Company has been named in the Company SEC Reports (as hereinafter defined). Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (except where the failure to be validly existing and in good standing would not be material to the business of such Subsidiary) and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Section 5.3 of the Company Disclosure Schedule contains, with respect to each Subsidiary of the Company, its name and jurisdiction of incorporation and, with respect to each Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by the Company or a Subsidiary. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a Subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. Except as set forth in Section 5.3 of the Company Disclosure Schedule, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, or as disclosed in Section 5.3 of the Company

Disclosure Schedule and except for wholly owned subsidiaries which are formed after the date hereof in the ordinary course of business consistent with past practice, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

                  Section 5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of the holders of a majority of the shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under (i) any charter, by-law, indenture or other loan document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit, by its executing and carrying out this Agreement, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations or losses which, either singly or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby and (B) the laws and regulations referred to in the next sentence. Except as disclosed in Section
5.4 of the Company Disclosure Schedule or, with respect to the Merger or the transactions contemplated thereby, in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, other than filings, registrations, authorizations, consents or approvals the failure of which to make or obtain has not had, or would not reasonably be expected to have, a Company Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

                  Section 5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1994 and December 31, 1995, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, as filed with the Commission, (iii) proxy statements related to all meetings of its shareholders (whether annual or special) since January 1, 1996 and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans, which are all the documents that the Company was required to file with the Commission since that date (clauses
(i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports: have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects, in accordance with the books of account and records of the Company and its Subsidiaries.

                  Section 5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as disclosed in Section 5.6 of the Company Disclosure Schedule, since September 30, 1996, there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate that has had, or would reasonably be expected to have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including, without limitation, any borrowing or sale of assets) except in the ordinary course of business consistent with past practice; (iv) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to its capital stock; (v) any material change in its accounting principles, practices or methods; (vi) any repurchase or redemption with respect to its capital stock;
(vii) any split, combination or reclassification of any of the Company's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock; (viii) any grant of or any amendment of the terms of any option to purchase shares of capital stock of the Company; (ix) any granting by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice) or (B) any increase in severance or termination pay; (x) any entry by the Company or any of its Subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its Subsidiaries; or (xi) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

                  Section 5.7 Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, or the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 or as disclosed in Section 5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, either alone or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of its subsidiaries having, or which would reasonably be expected to have, either alone or in the aggregate, any such Company Material Adverse Effect.

                  Section 5.8 Employee Benefit Plans. (a) Section 5.8 of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by Directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any Subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former employees, independent contractors, consultants and leased employees of the Company, any Subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

                  (b) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any Subsidiary or Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition), has withdrawn in a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any material liability due to the termination or reorganization of such a Multiemployer Plan.

                  (c) No Company Benefit Plan nor the Company has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA.

                  (d) Except as set forth in Section 5.8 of the Company Disclosure Schedule, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

                  (e) Except as set forth on Section 5.8 of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or its Subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 5.8 of the Company Disclosure Schedule
(and, in the case of such agreements, the form of which is attached to the Company Disclosure Schedule). Each executive officer of the Company (as such term is defined in Rule 3b-7 under the Exchange Act) and each of the individuals identified on Section 5.8(e) of the Company Disclosure Schedule is a party to a non-competition agreement with the Company or a Significant Subsidiary, as the case may be, and copies of the forms of such non-competition agreements are attached to Section 5.8 of the Company Disclosure Schedule.

                  (f) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate presently maintains such a plan. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Company, any Subsidiary, or any Company ERISA Affiliate (subject to the knowledge of the Company, in the case of any Subsidiary or Company ERISA Affiliate acquired by the Company, for periods prior to such acquisition) has engaged in any transaction described in Section 4069 of ERISA.

                  (g) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under
Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan and there have been no amendments to any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

                  (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and no contributions have been made to the Company Employee Benefit Plans that would be considered non-deductible under the Code.

                  (i) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit

Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

                  (j) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to the Parent by the Company: (i) all plans and related trust documents and any other instruments or contracts under which the Company Employee Benefit Plans are operated, and amendments thereto; (ii) the Forms 5500 for the past three years and (iii) summary plan descriptions.

                  (k) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or, to the Company's knowledge, against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

                  (l) The Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

                  For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

                  Section 5.9 Labor Matters. Except as set forth in Section 5.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. To the best knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

                  There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the best knowledge of the Company, threatened against or affecting the Company or its Subsidiaries and neither the Company nor any Subsidiary has experienced any strike, material slowdown or material work stoppage or lockout since August 1, 1995.

                  Section 5.10 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's shareholders at the Company Meeting and (d) taken all necessary steps to ensure that a Distribution Date (as defined in the Rights Agreement) has not occurred and will not occur as a result of the execution and delivery of the Agreement, the consummation of the Merger and the other transactions contemplated hereby nor will the Rights Agreement otherwise be applicable or any redemption or other fees be payable in respect thereof.

                  Section 5.11 Financial Advisor. The Company has received the opinion of Merrill Lynch & Co. to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view. The Company represents and warrants that, (i) except for Merrill Lynch & Co. and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, and (ii) the fees and commissions payable to the Company's financial advisors, as contemplated by this Section, will not exceed the aggregate amount set forth in those certain letters, dated December 4, 1996, from Merrill Lynch & Co., and dated as of November 19, 1996, from Lazard Freres & Co. LLC, in each case to the Company, a copy of each of which is attached to the Company Disclosure Schedule.

                  Section 5.12 Compliance with Applicable Laws. The Company and each of its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities material to the business of the Company or such Subsidiary, as the case may be, including, without limitation, applicable state insurance and health commissions, and other Governmental Entities regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations or third-party administrators

(the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, except for such failures to comply which, singly or in the aggregate, would not be material to the business of the Company or such Subsidiary, as the case may be. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.12 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance in all material respects with all laws, including applicable Medicare and Medicaid laws, ordinances and regulations of any Governmental Entity, including, without limitation, applicable state insurance and health commissions, and other Governmental Entities regulating exclusive provider organizations, preferred provider organizations, medical utilization review organizations or third-party administrators, except where the failure to comply would not be material to the business of the Company or such Subsidiary, as the case may be. Except as disclosed in Section 5.12 of the Company Disclosure Schedule, to the knowledge of the Company, no investigation or review by any Governmental Entity, including, without limitation, applicable state insurance and health commissions, with respect to the Company or any of its Subsidiaries is pending, or threatened, nor has any Governmental Entity, including, without limitation, applicable state insurance and health commissions, indicated an intention to conduct the same, other than those the outcome of which would not be material to the business of the Company or such Subsidiary, as the case may be.

                  Section 5.13 Liabilities. As of the date hereof, except as disclosed in Section 5.13 of the Company Disclosure Schedule, since the date of the latest balance sheet of the Company contained in the Company SEC Reports neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, contingent or otherwise) of the type that is required to be disclosed in the Company SEC Reports (including the financial statements contained therein), other than liabilities incurred in the ordinary course of business and liabilities which are disclosed or provided for in the most recent Company SEC Reports. To the best knowledge of the Company, as of September 30, 1996, there was no basis for any claim or liability of any nature against the Company or its Subsidiaries, whether absolute, accrued, contingent or otherwise, which has had, or would reasonably be expected to have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports or disclosed in Section 5.13 of the Company Disclosure Schedule.

                  Section 5.14 Taxes. (a) For the purposes of this Agreement, the term "Tax" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature whatsoever together with all interest, penalties and additions imposed with respect to such amounts. Each of the Company and its subsidiaries has filed all material Tax returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Except as disclosed in Section 5.14 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is delinquent in the payment of any material Tax, assessment or governmental charge, except where such delinquency has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in Section 5.14 of the Company Disclosure Schedule, no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. Except as set forth in Section 5.14 of the Company Disclosure Schedule, none of the Company and its Subsidiaries is obligated, or is reasonably expected to be obligated, to make any payments, or is a party to any agreement that under certain circumstances would obligate it, or reasonably be expected to obligate it, to make any payments that will not be deductible under Code (beta) 280G.

                  Section 5.15 Certain Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section
5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written contract, agreement or commitment that would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license or other agreement including, but not limited to, any Company Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all contracts, agreements and understandings relating to those clients, the loss of any one of which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

                  Section 5.16 Patents, Trademarks, Etc.. Except as set forth in Section 5.16 of the Company Disclosure Schedule, the Company and its Subsidiaries owns or has valid rights to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and licenses and other proprietary intellectual property rights and licenses as are material to the businesses of the Company and its subsidiaries (the "Intellectual Property"), and the Company does not have any knowledge of any conflict with the rights of the Company and its Subsidiaries therein or any knowledge of any conflict by them with the rights of others therein which have had, or would reasonably be expected to have, a Company Material Adverse Effect. Neither the Merger nor the transactions contemplated hereby will materially adversely affect the rights of the Company or any of its Subsidiaries in respect of any of the Intellectual Property.

                  Section 5.17 No Material Adverse Effect. Except as disclosed in the Company SEC Reports or in the Company Disclosure Schedule, the Company is not aware of any fact which, alone or together with another fact, which has had, or would reasonably be expected to have, a Company Material Adverse Effect.

                  Section 5.18 Accounting Matters. Neither the Company nor, to its best knowledge, any of its affiliates, has through the date hereof, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto and the pronouncements of the Commission. To the actual knowledge of the executive officers of the Company, the Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. The Company has received a letter from Coopers & Lybrand LLP, a copy of which is attached to Section 5.18 of the Company Disclosure Schedule, with respect to the eligibility of the Company for "pooling of interests" accounting treatment.

                  Section 5.19 Representations Under Purchase Agreements. The Company has made available to Parent copies of all purchase agreements relating to acquisitions, including the related disclosure schedules, pursuant to which the Company has purchased the assets and operations of any other business, in each such case for a purchase price of in excess of $100 million, within the three-year period immediately preceding the date hereof ("Purchase Agreements"). Except with respect to any Purchase Agreements set forth in Section 5.19 of the Company Disclosure Schedule (for which no representation or warranty is made under this Section 5.19), to the best knowledge of the Company, such Purchase Agreements (and the acquisitions of assets and operations of businesses thereunder), when taken as a whole, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

                  Section 5.20 Absence Of Certain Business Practices. During the past five years, none of the Company's officers, employees or agents, nor any other person acting on behalf of any of them or the Company, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

                  Section 5.21 Payments Under CCN Agreement. The maximum amount of payment obligations of the Company under Article I of that certain Acquisition Agreement, dated as of May 18, 1994, by and among the Company, Community Care Network, Inc., Alliance Healthcare Foundation and the other individuals named therein, including any payments made thereunder through the date hereof, will not exceed $120,000,000. The Company has made payments under
Article I of such agreement through September 30, 1996 in the amount of $53,200,000.


                  Section 5.22 Billing Practices. The Company has timely complied with its billing obligations under those contractual arrangements with pharmaceutical manufacturers pursuant to which it receives payments based upon the volume of pharmaceuticals the Company manages or purchases from such manufacturers, except in cases where the failure to timely bill in the past has not affected in any meaningful manner the Company's ability to collect amounts owed to it under such contractual arrangements and except as set forth in
Section 5.22 of the Company Disclosure Schedule.



                                  ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

                  Parent and Sub jointly and severally represent and warrant to the Company as follows:

                  Section 6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

                  Section 6.2 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of Common Stock, par value $.01 per share, 1,000 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of all liens, claims and encumbrances.

                  Section 6.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole shareholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain would not prevent the consummation of the transactions contemplated hereby.


                                  ARTICLE VII

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  Section 7.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Date, unless Parent shall otherwise agree in writing:

                           (i) Except as set forth in Section 7.1(i) of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its Subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Date. The Company shall, and shall cause its Subsidiaries to,
         (a) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (b) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries;
         (c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (d) perform in all material respects its obligations under all material contracts and commitments to which it is a party or by which it is bound.

                           (ii) Except as set forth in Section 7.1(i) of the Company Disclosure Schedule and except as required by this Agreement, the Company shall not and shall not propose to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries (subject to the fiduciary duties of the Company's Board of Directors, as advised by outside counsel), (B) amend its Certificate of Incorporation or By-laws, (C) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock;

                           (iii) the Company shall not, nor shall it permit any of its Subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness having the right to vote on which the Company's shareholders may vote or any option, rights or warrants to acquire, or securities convertible into, shares of capital stock other than issuances of Company Common Stock pursuant to employment agreements as in effect on the date hereof, the exercise of stock options outstanding on the date hereof or granted prior to the Effective Date under (x) automatic grants under the Company's 1991 Non Employee Director Stock Option Plan or (y) the Company's Employee Stock Purchase Plan; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, except that the Company may create new wholly owned Subsidiaries in the ordinary course of business consistent with past practice; or (E) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

                           (iv)  except as disclosed in Section 7.1(iv) of the
Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, except as required to comply with applicable law and except as provided in Section 8.5 hereof, enter into any new (or amend any existing) Company Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice;

                           (v) the Company shall not, nor shall it permit any of its Subsidiaries to, make any investments in non-investment grade securities exceeding $1,000,000 in the aggregate; provided, however, that the Company will be permitted to create new wholly owned Subsidiaries in the ordinary course of business; and

                           (vi) the Company shall not, nor shall it permit any of its Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code;

provided that the foregoing shall not prohibit the Company from (consistent with clause (vi) above) paying cash bonuses or awards, or making other awards to the extent set forth in Section 7.1A of the Company Disclosure Schedule, to its employees as compensation for services rendered to the Company in 1996 under the Company Benefit Plans consistent with past practice.

                  Section 7.2 Conduct of Business by Parent Pending the Merger. Prior to the Effective Date, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement: (a) Parent shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; and (b) the Parent shall not, nor shall it permit any of its Subsidiaries to, take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  Section 7.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Date, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.


                                 ARTICLE VIII

                              ADDITIONAL AGREEMENTS

                  Section 8.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Date to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreements dated November 8, 1996 between Parent and the Company.

                 Section 8.2 Registration Statement/Proxy Statement. Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, portions of which Registration Statement shall also serve as the proxy statement with respect to the Company Meeting (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent shall, as promptly as practicable, provide copies of any written comments received from the Commission with respect to the Form S-4 to the Company and advise the Company of any oral comments with respect to the Form S-4 received from the Commission. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, or (ii) in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Meeting, or, (ii) in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Meeting shall be deemed to have been supplied by the Company. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information.

                  Section 8.3 Compliance with the Securities Act. At least 30 days prior to the Effective Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Company Meeting, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit
8.3 (an "Affiliate Letter"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Company Common Stock to be received by such Affiliates pursuant to the terms of the Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Company Common Stock, consistent with the terms of such Affiliate Letters.

                  Section 8.4 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

                  Section 8.5 Employee Matters. As of the Effective Date, the employees of the Company and each Subsidiary shall continue employment with the Surviving Corporation and the Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the Subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the Option Plans to be assumed by the Parent as provided by Section 3.5(a) hereto, as of the Effective Date, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Date, and Parent shall cause the Surviving Corporation and the Subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans. As soon as practicable after the Effective Date, Parent shall provide benefits to employees of Company and its Subsidiaries which are substantially similar to the benefits provided to similarly situated employees of Parent and its Subsidiaries. To the extent any employee benefit plan, program or policy of the Parent or its affiliates is made available to the employees of the Surviving Corporation or its
Subsidiaries: (i) service with the Company and the Subsidiaries by any employee prior to the Effective Date shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Subsidiaries for their employees prior to the Effective Date.

                  Section 8.6 Indemnification. (a) From and after the Effective Date, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective

Date (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, including without limitation the advancement of expenses. Parent agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Date. Parent agrees to cause the Surviving Corporation to maintain in effect for not less than three years after the Effective Date the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Date; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; and provided, further, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Date, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

                  Section 8.7 HSR Act. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

                  Section 8.8 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Entities) and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

                  (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

                  (c) Following the Effective Date, Parent shall use its best efforts to conduct the business, and shall cause the Surviving Corporation to use its best efforts to conduct its business, except as otherwise contemplated by this Agreement, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                  Section 8.9 Alternative Proposals. Prior to the Effective Date, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Significant Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement relating to any Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.9; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.9 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (C) the Company keeps Parent promptly informed of the status and all material terms and conditions of any such discussions or negotiations (including identities of parties) and, if any such proposal or inquiry is in writing, furnishes a copy of such proposal or inquiry to Parent as soon as practicable after the receipt thereof; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 8.9 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article X hereof), (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement.

                  Section 8.10 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  Section 8.11 Restructuring of Merger. Upon the mutual agreement of Parent and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Sub, with Sub being the surviving corporation, or as a merger of the Company into Parent, with Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

                  Section 8.12 Letter of the Company's Accountants. The Company shall use its reasonable efforts to cause to be delivered to Parent and Sub at the time of mailing of the Proxy Statement Prospectus a "comfort" letter from Coopers & Lybrand, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated the date of such mailing, in form and substance reasonably satisfactory to Parent and Sub, in connection with the procedures undertaken by them with respect to the financial statements of the Company contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                  Section 8.13 Letter of Parent and Sub's Accountants. Parent and Sub shall use their respective reasonable efforts to cause to be delivered to the Company at the time of mailing of the Proxy Statement Prospectus a "comfort" letter from Ernst & Young LLP, of the kind contemplated by the AICPA Statement, dated the date of such mailing, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements of Parent contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                  Section 8.14 Other Matters. The Company hereby agrees that its covenants, representations and warranties (including the Company Disclosure Schedule to the extent it relates thereto) in this Agreement, insofar as they relate to its Subsidiaries, are made as though Value Oncology Sciences, Inc. ("VOS") were a Subsidiary; provided that (i) this Section 8.14 shall not be deemed to require the Company to cause VOS to take any action or to refrain from taking any action and (ii) the representations and warranties made in this Agreement, insofar as they would relate to VOS, shall be deemed to be made to the best knowledge of the Company.

                                  ARTICLE IX

                              CONDITIONS PRECEDENT

                  Section 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common Stock.

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and remain in effect and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to stockholders of the Company in connection with the Merger shall have been obtained.

                  (d) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction lifted).

                  (e) Parent and the Company shall have received letters from Ernst & Young LLP and Coopers & Lybrand to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement.

                  (f) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Date and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect on the business of Parent and the Company (and their respective Subsidiaries), taken as a whole, following the Effective Date.

                  (g) All consents, authorizations, orders and approvals required under insurance holding company statutes or similar statutes regulating managed care or insurance organizations required in connection with the execution, delivery and performance of this Agreement shall have been obtained.

                  (h) The Parent Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

                  Section 9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by the Company:

                  (a) Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of Parent and Sub contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Parent and Sub to that effect.

                  (b) The Company shall have received an opinion, dated the Effective Date, from Willkie Farr & Gallagher, based upon certificates and letters from the Company, Parent and Sub and certain stockholders of the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates and letters as specified in the preceding sentence.

                  (c) The Company shall have received a "comfort" letter from Ernst & Young LLP, of the kind contemplated by the AICPA Statement, dated the Effective Date, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements of Parent contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                  Section 9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the additional following conditions, unless waived by Parent:

                  (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, and the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement, and Parent and Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect; provided, however, that a representation and warranty shall be deemed to be true and correct as of the Effective Date if such representation and warranty would have been true and correct as of such date but for the occurrence of an event referred to in Section 9.3(a) of the Company Disclosure Schedule.

                  (b) Parent and Sub shall have received a "comfort" letter from Coopers & Lybrand, of the kind contemplated by the AICPA Statement, dated the Effective Date, in form and substance reasonably satisfactory to Parent, in connection with the procedures undertaken by them with respect to the financial statements of the Company contained in the Form S-4 and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                  (c) Parent and Sub shall have received an opinion, dated the Effective Date, from Fried, Frank, Harris, Shriver & Jacobson, based upon certificates and letters from the Company, Parent and Sub and certain stockholders of the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates and letters as specified in the preceding sentence.

                  (d) From the date of this Agreement through the Effective Date, there shall not have occurred any change (other than a change resulting from events referred to in Section 9.3(a) of the Company Disclosure Schedule), individually or together with other changes, that has had, or would reasonably be expected to have, a material adverse change in the financial condition, business, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

                                   ARTICLE X

                        TERMINATION, AMENDMENT AND WAIVER

                  Section 10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

                  Section 10.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by August 31, 1997, or (b) the approval of the Company's stockholders required by Section 3.6 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by August 31, 1997.

                  Section 10.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, before or after the adoption and approval by the stockholders of the Company referred to in Section 3.6, by action of the Board of Directors of the Company, if (a) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, the Board of Directors of the Company determines that such termination is required by reason of an Alternative Proposal being made, or (b) there has been a breach by Parent or Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Parent Material Adverse Effect, or
(c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within

30 days after written notice of such breach is given by the Company to Parent.

                  Section 10.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Date, by action of the Board of Directors of Parent, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders, (b) there has been a breach by the Company of any representation or warranty contained in this Agreement which has had, or would be reasonably expected to have, a Company Material Adverse Effect, (c) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or (d) a change or changes having the effect specified in Section 9.3(d) shall have occurred.

                  Section 10.5 Effect of Termination and Abandonment. (a) In the event that (x) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated either by the Company pursuant to
Section 10.3(a) or by either party pursuant to Section 10.2(b), (y) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company stockholders and Parent shall have terminated this Agreement pursuant to
Section 10.4(a) or (z) any person shall have made an Alternative Proposal and thereafter this Agreement is terminated for any reason other than those set forth in clauses (x) or (y) above and within 12 months thereafter any Alternative Proposal shall have been consummated, then the Company shall promptly, but in no event later than two days after such termination, pay Parent a fee of $45,000,000, which amount shall be payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this
Section 10.5(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.5(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 10.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

                  (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.5 and Section 11.3 and except for the provisions of Sections 11.5, 11.6, 11.7, 11.9, 11.11, 11.12 and 11.15.
Moreover, in the event of termination of this Agreement pursuant to Section 10.2, 10.3 or 10.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided that following termination of this Agreement upon the occurrence of any of the events described in clauses
(x), (y) or (z) of Section 10.5, and provided that the fee payable pursuant to
Section 10.5 shall after such termination be paid, neither Parent nor Sub shall
(i) have any rights whatsoever in respect of or in connection with the representations and warranties of the Company, (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or
(iii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Acquisition Proposal.

                  Section 10.6 Extension; Waiver. At any time prior to the Effective Date, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE XI

                               GENERAL PROVISIONS

                  Section 11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Date. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

                  Section 11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                           If to the Company:

                           Value Health, Inc.
                           22 Waterville Road
                           Avon, CT  06001
                           Attention:  General Counsel
                           Telecopy No.: (203) 676-8695

                           With a copy to:

                           Willkie Farr & Gallagher
                           One Citicorp Center
                           153 East 53rd Street
                           New York, New York 10022
                           Attention: Michael A. Schwartz, Esq.
                           Telecopy No.: (212) 821-8111

                           If to Parent or Sub:

                           Columbia/HCA Healthcare Corporation
                           One Park Plaza
                           Nashville, TN  37203
                           Attention:  General Counsel
                           Telecopy No.:  (615) 320-2496

                           With a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, NY  10004
                           Attention:  Jeffrey Bagner
                           Telecopy No.:  (212) 859-4000

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

                  Section 11.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the Commission and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy

                  Statement/Prospectus, shall be shared equally by the Company and Parent.

                  Section 11.4 Publicity. So long as this Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Agreement or the transactions contemplated hereby or any proceedings in connection therewith shall not be deemed a violation of this Section 11.4.

                  Section 11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third-party beneficiaries of Parent's agreement contained in Section 8.6 hereof.

                  Section 11.7 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement dated November 8, 1996, between the Company and Parent and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  Section 11.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of the Company and Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

                  Section 11.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  Section 11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                  Section 11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

                  Section 11.13 Waivers. At any time prior to the Effective Date, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                  Section 11.14 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

                  Section 11.15 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  Section 11.16 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                             COLUMBIA/HCA HEALTHCARE CORPORATION


                                                /s/ Richard L. Scott
                                             By:    Richard L. Scott
                                             Title: President and Chief
                                                    Executive Officer


                                             CVH ACQUISITION CORPORATION


                                                /s/ Richard L. Scott
                                             By:    Richard L. Scott
                                             Title: President and Chief
                                                    Executive Officer


                                             VALUE HEALTH, INC.


                                             /s/ Robert E. Patricelli
                                             By: Robert E. Patricelli
                                             Title: Chairman of the Board
                                                    and Chief Executive Officer

                                                            EXHIBIT 8.3

                         FORM OF AFFILIATE LETTER
                                                             __________, 1997

Columbia/HCA Healthcare Corporation
One Park Plaza
Nashville, Tennessee  37203

Ladies and Gentlemen:

                I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Value Health, Inc., a Delaware corporation ("Company"), as the term "affiliate" is (i) defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of January __, 1997 (the "Agreement"), between Columbia/HCA Healthcare Corporation, a Delaware corporation ("Columbia"), CVH Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Columbia ("Merger Sub"), and Company, Merger Sub will be merged with and into Company (the "Merger").

                As a result of the Merger, I may receive shares of Common Stock, par value $.01 per share, of Columbia (which shares shall be referred to herein as the "Columbia Securities") in exchange for shares owned by me of Common Stock, no par value, of Company.

                I represent, warrant and covenant to Columbia that in the event I receive any Columbia Securities as a result of the Merger:

                A. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Columbia Securities to the extent I felt necessary, with my counsel or counsel for Company.

                B. I have been advised that the issuance of Columbia Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Company, I may be deemed to have been an affiliate of Company and the distribution by me of the Columbia Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Columbia Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or
(iii) in the opinion of counsel reasonably acceptable to Columbia, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act. For purposes of this letter, Willkie Farr & Gallagher shall be deemed counsel reasonably acceptable to Columbia.

                C. I understand that Columbia is under no obligation to register the sale, transfer or other disposition of the Columbia Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                D. I also understand that stop transfer instructions will be given to Columbia's transfer agents with respect to the Columbia Securities and that there will be placed on the certificates for the Columbia Securities issued to me, or any substitutions therefor, a legend stating in substance:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ______________ BETWEEN THE REGISTERED HOLDER HEREOF AND COLUMBIA/HCA HEALTHCARE CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF COLUMBIA/HCA HEALTHCARE CORPORATION."

                E. I also understand that unless (i) the transfer by me of my Columbia Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 or (ii) in the opinion of counsel reasonably acceptable to Columbia, any resale by my transferee would not be subject to Rule 145, Columbia reserves the right to put the following legend on the certificates issued to my transferee:

                "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE

                SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                It is understood and agreed that the legends set forth in paragraphs D and E above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Columbia Securities received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Columbia has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Columbia, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                I further represent to and covenant with Columbia that I will not sell, transfer or otherwise dispose of any Columbia Securities received by me in the Merger or any other shares of the capital stock of Columbia until after such time as results covering at least 30 days of combined operations of Company and Columbia have been published by Columbia, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations. Columbia shall notify the "affiliates" of the publication of such results.

                Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                        Very truly yours,



                                        ________________________
                                        Name:


Accepted this_____ day of
_______________ , 1997 by
COLUMBIA/HCA HEALTHCARE CORPORATION


By:__________________________
        Name:________________
        Title:_______________

-----------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER,

                          DATED AS OF JANUARY 15, 1997,

                   AMONG COLUMBIA/HCA HEALTHCARE CORPORATION,

                           CVH ACQUISITION CORPORATION

                                       AND

                               VALUE HEALTH, INC.



                           COMPANY DISCLOSURE SCHEDULE


-----------------------------------------------------------------------------

                        COMPANY DISCLOSURE SCHEDULE INDEX


Section 3.5(a)                 Stock Options                              See Schedule 3.5(a)
Section 5.1                    Organization and Qualification             See Schedule 5.1
Section 5.2                    Capitalization                             See Schedule 5.2
Section 5.3                    Subsidiaries                               See Schedule 5.3
Section 5.4                    Authority Relative to this Agreement       See Schedule 5.4
Section 5.6                    Absence of Certain Changes or Events       See Schedule 5.6
Section 5.7                    Litigation                                 No Schedule
Section 5.8                    Employee Benefit Plans                     See Schedule 5.8
Section 5.8(e)                 Employee Benefit Plans                     See Schedule 5.8(e)
Section 5.9                    Labor Matters                              See Schedule 5.9
Section 5.11                   Financial Advisor                          Merrill Lynch & Co. and Lazard Freres &
                                                                          Co., LLC Letters Attached
Section 5.12                   Compliance with Applicable Laws            See Schedule 5.12
Section 5.13                   Liabilities                                See Schedule 5.13
Section 5.14                   Taxes                                      See Schedule 5.14
Section 5.15                   Certain Agreements                         No Schedule
Section 5.16                   Patents, Trademarks, etc.                  See Schedule 5.16
Section 5.18                   Accounting Matters                         Coopers & Lybrand LLP Letter Attached
Section 5.19                   Representations under Purchase Agreements  See Schedule 5.19
Section 5.22                   Billing Practices                          See Schedule 5.22
Section 7.1(i)                 Conduct of the Business of the Company     See Schedule 7.1(i)
                               Pending the Merger
Section 7.1(iv)                Conduct of the Business of the Company     See Schedule 7.1(iv)
                               Pending the Merger
Section 7.1A                   Conduct of the Business of the Company     See Schedule 7.1A
                               Pending the Merger
Section 9.3(a)                 Conditions to Obligations of Parent and    See Schedule 9.3(a)
                               Sub to Effect the Merger



                 ---------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER,
                          DATED AS OF JANUARY 15, 1997,
                   AMONG COLUMBIA/HCA HEALTHCARE CORPORATION,
                           CVH ACQUISITION CORPORATION
                                       AND
                               VALUE HEALTH, INC.

                   ATTACHMENTS TO COMPANY DISCLOSURE SCHEDULE


                 ----------------------------------------------------

                                ATTACHMENT INDEX



                                                                  Tabs

Section 3.5(a)  Stock Options..............................        1

Section 5.1     Organization and Qualification.............        2

Section 5.3     Subsidiaries...............................        3

Section 5.4     Authority Relative to this Agreement               4

Section 5.8     Employee Benefit Plans.....................        5

Section 5.11    Financial Advisor..........................        6

Section 5.18    Accounting Matters  .......................        7

-----------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER,

                          DATED AS OF JANUARY 15, 1997,

                   AMONG COLUMBIA/HCA HEALTHCARE CORPORATION,

                           CVH ACQUISITION CORPORATION

                                       AND

                               VALUE HEALTH, INC.



                           PARENT DISCLOSURE SCHEDULE


-----------------------------------------------------------------------------

                        PARENT DISCLOSURE SCHEDULE INDEX


Section 4.1                Organization and Qualification          No Schedule
                                                                   Restated Certificate and Bylaws Attached
Section 4.2                Capitalization                          No Schedule
Section 4.3                Authority Relative to this Agreement    See Schedule 4.3
Section 4.4                Reports and Financial Statements        No Schedule
Section 4.5                Absence of Certain Changes or Events    See Schedule 4.5
Section 4.6                Litigation                              See Schedule 4.6
Section 4.7                Parent Action                           No Schedule
Section 4.8                Financial Advisor                       No Schedule
Section 4.9                Compliance with Applicable Laws         No Schedule
Section 4.10               Liabilities                             No Schedule
Section 4.11               Certain Agreements                      No Schedule
Section 4.12               Parent Ownership of Stock               No Schedule
Section 4.13               No Material Adverse Effect              No Schedule
Section 4.14               Accounting Matters                      Ernst & Young Letter Attached


                  The preceding schedules have been omitted from the Form 8-K filing. Value Health, Inc. will provide the Commission with copies of such schedules upon request.